ARTICLES OF INCORPORATION OF INDIANAPOLIS DATA LINK, INC.

The name of the corporation is: Indianapolis Data Link, Inc.

The principal office of the corporation is: 8829 Bond Street, Overland Park KS 66214.

The name and street address of the corporation’s registered agent and registered office for service of process are: National Registered Agents, Inc., 320 N. Meridian Street,
Indianapolis, IN 46204.

The number of shares the Corporation is authorized to issue: 1,000

April 12, 2002	/s/ Anthony J. Candelano Incorporator's Signature Anthony J. Candelano Incorporator's Name